Exhibit 23.3

Sep. 30, 2025

To:	Voltage X Limited

Suite 1, Level 2, 34 Queen Street

Melbourne VIC 3000, Australia

Dear Sir/Madam:

We hereby consent the filing of this letter in connection with our opinion to Voltage X Limited dated Sep. 15, 2025, as an exhibit to the Registration Statement. We further consent to the reference to our firm in the Registration Statement and in the prospectus forming a part thereof.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

This letter is valid solely as of the date of its delivery, as indicated on the letter itself. We shall not be under any obligation to offer subsequent opinions or advice due to any facts unknown to us at that specific time, any changes in laws occurring after that time, or for any other reasons whatsoever. Furthermore, we have made the assumption that no material changes or developments have transpired between the date up to which the information in the Registration Statement is cited and the date of this letter. Additionally, we have presumed that the information we have relied upon is accurate and complete, with no necessary disclosures omitted that would prevent the information from being misleading.

Yours faithfully,

/s/ Shanghai Highper Law Firm

Shanghai Highper Law Firm